ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 4, 2007. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, and the number of abstentions, are set forth below. There were no broker non-votes.

(1) The funds shareholders elected the following directors:
					     Shares
					   Withholding
			       Shares	    Authority
			      Voted For     To Vote
Benjamin R. Field III ....... 8,340,556       572,262
Roger A. Gibson ............. 8,349,601       563,217
Victoria J. Herget .......... 8,348,284       564,534
John P. Kayser .............. 8,349,401       563,417
Leonard W. Kedrowski ........ 8,345,214       567,604
Richard K. Riederer ......... 8,348,793       564,025
Joseph D. Strauss ........... 8,345,509       567,309
Virginia L. Stringer ........ 8,344,598       568,220
James M.Wade ................ 8,349,635       563,183

(2) The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2007. The following votes were cast regarding this matter:

	Shares		Shares
	Voted           Voted
	For		Against        Abstentions
       8,782,958         71,469           58,391